UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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THE SANDS REGENT

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THE SANDS REGENT

345 North Arlington Avenue
Reno, Nevada 89501

Notice of Annual Meeting of Shareholders
To Be Held on November 4, 2002

To Our Shareholders:

The Annual Meeting of Shareholders of The Sands Regent will be held at 10:00 a.m., on November 4, 2002, at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada, for the following purposes:

1.    To elect three (3) directors each to serve for a three-year term or until their respective successors are duly elected and qualified.

2.    To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on September 25, 2002, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

By Order of the Board of Directors,

Pete Cladianos III
Secretary

Reno, Nevada
September 30, 2002

THE SANDS REGENT

345 North Arlington Avenue
Reno, Nevada 89501

PROXY STATEMENT

Annual Meeting of Shareholders
November 4, 2002

This proxy statement and accompanying proxy are furnished to shareholders of The Sands Regent (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Shareholders (the “Meeting”) to be held at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada, on November 4, 2002 at 10:00 a.m. and at any and all adjournments or postponements of the Meeting.

All shares of our common stock which are entitled to vote and are represented at the Meeting by properly executed proxies received at or prior to the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted for the election of the three nominees to our Board of Directors named below. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING MAILED TO THE SHAREHOLDERS ON OR ABOUT OCTOBER 3, 2002.

Execution and delivery of the enclosed proxy will not affect the right of any person to attend the Meeting and vote in person. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by delivering a written instrument of revocation or a duly executed proxy bearing a later date to the Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501. The presence of a shareholder at the Meeting will not operate to revoke a proxy, but the casting of a ballot by a shareholder who is present at the Meeting will revoke a proxy as to the matter on which the ballot is cast.

For the election of the nominees to the Board of Directors, the three nominees receiving the highest vote totals will be elected. All other matters to be voted on will be decided by a majority of the shares present or represented by proxy at the Meeting and entitled to vote.

Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting. In order to constitute a quorum for the conduct of business at the Meeting, shares representing a majority of the outstanding shares of our common stock entitled to be cast at the Meeting must be represented in person or by proxy at the Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Solicitation Expenses

The cost of this solicitation will be borne by the Company. In addition to the use of the mails, the Company’s officers, directors and other regular employees, without additional compensation, may also solicit proxies personally or by other appropriate means. Following the original mailing of the proxies and other soliciting materials, employees of the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Voting Securities

Only shareholders of record at the close of business on September 25, 2002, will be entitled to vote at the Meeting. The outstanding voting securities of the Company on that date were 4,922,805 shares of $0.10 par value common stock. Each outstanding share or our common stock will be entitled to one vote.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation allow for not less than three nor more than nine directors. The number of directors is currently set at eight members as provided by the Company’s Bylaws. In accordance with our Articles of Incorporation, members of the Board of Directors have been divided into three classes with approximately the same number of directors in each class. Each year one class of directors shall be elected to hold office until their respective successors have been duly elected and qualified. Messrs. Pete Cladianos, Jr. and Pete Cladianos III and Ms. Katherene Latham have been nominated for re-election to the Board of Directors for terms expiring at the Company’s 2005 annual meeting. The nominees securing the highest number of votes, up to the number of directors elected, will be elected as directors. All proxies received by the Board of Directors will be voted FOR the election of the nominees if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of any nominee who may be designated by the Board of Directors.

All of the continuing directors and the director nominees were elected by the shareholders, except for David R. Grundy, who was appointed by the Board of Directors in August 2002 to replace David R. Wood, who resigned as an officer and director of the Company in August 2002.

The Board Of Directors Recommends A Vote “FOR” Each Named Nominee.

Information regarding the director nominees, the continuing directors and executive officers, including their stock ownership, furnished in part by each such person, follows.

Director Nominees Name	Director Since	Expiration of New Term as Director
Pete Cladianos, Jr.	8/84	2005
Pete Cladianos III	11/85	2005
Katherene Latham	8/84	2005

Continuing Directors Name	Director Since	Expiration of New Term as Director
Jon N. Bengtson	8/84	2003
Louis J. Phillips	5/98	2004
Ferenc B. Szony	12/97	2004
Larry Tuntland	3/99	2003
David R. Grundy	8/02	2003

Directors and Executive Officers

The following are the biographies of Company’s directors and executive officers as of September 25, 2002:

Louis J. Phillips (age 64) has served as a director of the Company since May 1998. From January to June 2000, Mr. Phillips served as interim Chief Executive Officer of Viejas Enterprises in San Diego County, California which operated, among other things, a casino on Native American land. Since January 2000, Mr. Phillips has been on a leave of absence from the University of Nevada, Reno where he has held the position of Mead Dixon Distinguished Professor of Gaming Management since 1995.

Ferenc B. Szony (age 47) was appointed President and Chief Executive Officer and a director of the Company in December 1997. From March 1997 to December 1997, Mr. Szony was an independent gaming consultant. From November 1994 to March 1997, he served as President of the Reno Hilton Resort.

Jon N. Bengtson (age 58) has served as a director of the Company since August 1984. Since January 1998, Mr. Bengtson has held various positions with Sharegate, Inc., a telecommunications company. Since July 2000, Mr. Bengtson has served as Chief Financial Officer and a director of Sharegate, Inc. Since January 1996, he has served as Chairman of the Board of Directors of Radica Games, Limited. From January 1996 to January 1998, Mr. Bengtson served as Executive Vice President and Chief Operating Officer of the Company.

Pete Cladianos, Jr. (age 72) has been Vice Chairman of the Board of Directors since December 1997, and a director since August 1984. Mr. Cladianos was President, Chief Executive Officer and a director of the Company or its predecessor to December 1997. Mr. Cladianos has been involved in the gaming and lodging industries in Reno for over 48 years.

Pete Cladianos III (age 43) has been secretary of the Company since August 1984 and served as Executive Vice President from January 1996 to November 1998. He was elected as a director in November 1985.

Katherene Latham (age 71) has been Chairman of the Board of Directors of the Company since August 1984. Ms. Latham has been involved in the gaming and lodging industries in Reno for over 45 years.

Larry Tuntland (age 62) was appointed to the Board of Directors in March 1999. Mr. Tuntland also serves, since January 1998, on the Board of Media West-RNI, Inc. (a subsidiary of Gannett Newspapers) and since October 1999, has been a member of the Advisory Board of Wells Fargo Bank of Nevada. Mr. Tuntland was a director of Norwest Bank of Nevada from June 1997 until October 1999.

David R. Grundy (age 52) has served as a director of the Company since August 2002. Mr. Grundy is an attorney, practicing primarily in the fields of litigation and business law in Reno, Nevada, with the firm Lemons, Grundy & Eisenberg. Mr. Grundy has been a principal owner of the firm since 1981, and has served as its president since 1994. From 1997 to 2002, Mr. Grundy served as chairman of the board of Prospector Gaming Enterprises, Inc., which operated the Gold Ranch Casino west of Reno until its acquisition by the Company.

Director Relationships

Pete Cladianos, Jr. and Katherene Latham are brother and sister. Pete Cladianos III is the son of Pete Cladianos, Jr.

In addition, David R. Grundy was appointed to our Board of Directors in August 2002 pursuant to the Asset Purchase Agreement dated as of December 27, 2001 by and between Prospector Gaming Enterprises, Inc. and Last Chance, Inc., a wholly-owned subsidiary of the Company.

INFORMATION RELATING TO THE BOARD OF DIRECTORS
AND CERTAIN COMMITTEES OF THE BOARD

Meetings and Attendance

The Board of Directors of the Company held seven meetings during the fiscal year ended June 30, 2002. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees on which each served during fiscal 2002 or the portion of the year during which each served as director.

Committees

The Board of Directors of the Company has an Executive Committee, an Audit Committee, a Compensation Committee, a Stock Option Committee and a Gaming Compliance Review Committee. The Board does not have a nominating committee.

Executive Committee.    The Executive Committee may exercise all powers of the Board of Directors to the extent permitted by law. The current members of the Executive Committee are Pete Cladianos, Jr. and Katherene Latham. There were no meetings held during fiscal 2002.

Audit Committee.    The Audit Committee members are Jon N. Bengtson, Louis J. Phillips and Larry Tuntland, who satisfy the “independence” requirements of Nasdaq and the other requirements as specified in the Audit Committee Charter, including the ability to read and understand fundamental financial statements. The primary duties of the Audit Committee in fulfilling its oversight responsibilities is to assist the Board of Directors by:

•	serving as an independent and objective party to monitor the Company’s financial reporting process and internal control systems;

•	reviewing and appraising the audit efforts of the Company’s independent auditor and internal auditing department; and

•	providing an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the Board of Directors.

The Board of Directors has reviewed, assessed the adequacy of, and approved a formal written charter for the Audit Committee.

There were four Audit Committee meetings held during fiscal 2002.

Compensation Committee.    The Compensation Committee determines the compensation of all principal officers, other than the Chairman of the Board of Directors, the President/CEO and the COO. The members are Pete Cladianos, Jr., Katherene Latham and Larry Tuntland. There were no meetings held during fiscal 2002.

Stock Option Committee.    The Stock Option Committee grants stock options and administers the Company’s stock option plan. The members are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are presently Jon N. Bengtson, Louis J. Phillips and Larry Tuntland. The Committee held no meetings during fiscal 2002 but took action by written consent on one occasion.

Gaming Compliance Review Committee.    The Gaming Compliance Review Committee, as required by the Nevada Gaming Authorities, is intended to assist the Board of Directors and management in obtaining information necessary to make decisions for hiring certain individuals, regulatory compliance and associations with third parties which may require due diligence. The members are Jon N. Bengtson, Louis J. Phillips and Pete Cladianos III.

Formed in August 2000, there were four meetings held during fiscal 2002. David R. Wood, who resigned as an officer and director of the Company in August 2002, was a member of this committee until his resignation.

Compensation of Directors

Directors who are officers or employees of the Company do not receive compensation for their services as directors. The directors, who are not employees of the Company (“Independent Directors”), receive as compensation for services: (i) a $6,000 annual retainer; (ii) $1,000 for each Board of Directors meeting attended; (iii) $300 for each Board committee meeting attended on the same date as a Board meeting; and (iv) $500 for each Board committee meeting attended on a date when there is no Board meeting. In the fiscal year ended June 30, 2002, Jon N. Bengtson, Louis J. Phillips and Larry Tuntland each earned $13,000, $10,300 and $11,200, respectively.

The Company’s Amended and Restated Stock Option Plan for Executive and Key Employees provides for the grant of non-qualified stock options to Independent Directors. Upon initial election or appointment as an Independent Director, the Board may grant stock options to purchase up to 25,000 shares of the Company’s common stock. Thereafter, on the date of the Annual Meeting of Shareholders, each Independent Director receives an automatic stock option grant to purchase 7,500 shares of the Company’s common stock with an exercise price equal to fair market value on the date of grant. All options granted vest in full on the first anniversary of the grant date. On November 5, 2001, each of the Independent Directors serving on the Board as of that date received the automatic stock grant to purchase 7,500 shares of the Company’s common stock at an exercise price of $2.48 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 25, 2002, the amount and percentage of the outstanding shares of our common stock which, according to the information furnished to us, are beneficially owned by:

•	each shareholder known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each director, including the three directors that are nominees for election at the Meeting;

•	our Named Officers, as defined on page 8; and

•	all current executive officers and directors as a group.

The number and percentage of shares beneficially owned is based on 4,922,805 shares outstanding as of September 25, 2002, our record date. Beneficial ownership includes any shares as to which the stockholder has voting power or investment power and any shares that the stockholder has the right to acquire within 60 days of the record date, through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the table or the footnotes, each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Directors and Named Officers
Louis J. Phillips(1)	32,500	*
Ferenc B. Szony(1)(2)	225,000	4.6%
Jon N. Bengtson(1)	35,002	*
Pete Cladianos, Jr.(2)(3)(4)	1,039,947	21.1%
Pete Cladianos III(2)(3)(5)	76,909	1.6%
Katherene Latham(2)(3)	1,002	*
Larry Tuntland(1)	32,500	*
David Grundy	-0-	*
All executive officers and directors as a group (8 persons)	1,442,860	29.3%

5% Beneficial Holders
Deborah Lundgren(6) c/o Doug Damon, CPA 5301 Longley Lane, Bldg. D-142 Reno, Nevada 89511	1,009,936	20.5%
Stephen Feinberg(7) 450 Park Avenue, 28th Floor New York, New York 10022	248,900	5.1%

*	Less than 1%.
(1)
Includes 30,000, 32,500, 225,000, and 32,500 shares subject to options which are presently exercisable or exercisable within 60 days by Jon N. Bengtson, Louis J. Phillips, Ferenc B. Szony, and Larry Tuntland, respectively.

(2)	This individual is also an Executive Officer of the Company.
(3)
Pete Cladianos, Jr. and Katherene Latham are brother and sister. Pete Cladianos III, Antonia Cladianos II and Leslie Cladianos are the son and daughters of Pete Cladianos, Jr. and Allison Cladianos is the daughter of Pete Cladianos III.

(4)
Includes 386,286 shares held in trusts for the benefit of Pete Cladianos III, 375,500 shares held in trusts for the benefit of Antonia Cladianos II, 254,596 shares held in trusts for the benefit of Leslie Cladianos and 23,565 shares held in a trust for the benefit of Allison Cladianos. Mr. Cladianos, as trustee for such trusts, exercises sole voting and investment power.

(5)	Includes 16,909 shares held in a trust for the benefit of Bradley Cladianos, son of Pete Cladianos III and 40,000 shares subject to options which are presently exercisable.
(6)
Represents shares held by Ms. Lundgren and in various trusts for the benefit of her children as to which Ms. Lundgren is the trustee. Ms. Lundgren is the daughter of Katherene Latham, Chairman of the Board of Directors, and niece of Pete Cladianos, Jr., Vice Chairman of the Board of Directors.

(7)
Based on a Schedule 13D/A filed May 18, 2000. Represents 62,800 shares owned by Cerberus Partners, L.P., a Delaware limited partnership and 103,400 shares owned by Cerberus International, Ltd., a corporation organized under the laws of the Bahamas, each of which Mr. Feinberg possesses sole voting and dispositive power, and 82,700 shares owned by certain private investment funds for which Stephen Feinberg possesses dispositive power.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Of Named Officers

The following table sets forth information concerning the compensation for services in all capacities to the Company, for the fiscal years ended June 30, 2002, 2001 and 2000, of those persons who were, respectively, at June 30, 2002 (i) the Company’s Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company whose annual salary and bonus for the fiscal year ended June 30, 2002 exceeded $100,000 (collectively, the “Named Officers”).

Summary Compensation Table

	Annual Compensation			Long-term Compensation Awards
Name And Principal Position	Year	Salary	Bonus	Securities Underlying Options		All Other Compensation
Ferenc B. Szony	2002	$369,978	$450,181	-0	-	$-0-
President and Chief Executive	2001	353,173	234,500	50,000		-0-
Officer	2000	306,846	55,000	-0	-	-0-

David R. Wood(1)	2002	170,000	76,500	-0	-	-0-
Executive Vice President,	2001	170,000	89,250	-0	-	-0-
Treasurer and Chief Financial	2000	163,000	47,101	10,000		-0-
Officer

(1)	Mr. Wood resigned as an officer and director of the Company in August 2002.

Stock Options Granted in Last Fiscal Year

No Named Officers were granted options during the fiscal year ended June 30, 2002.

Stock Options Exercised In Last Fiscal Year And Fiscal Year-end Option Values

The following table sets forth information with respect to each Named Officer concerning the exercise of options during fiscal 2002 and, based upon the fair market value of our common stock as of June 30, 2002, stock options held as of the end of fiscal 2002.

N ame	Shares Acquired On Exercise	Value Realized(1)	Number Of Unexercised Options At Fiscal Year End		Value Of Unexercised In-the-money Options At Fiscal Year End(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ferenc B. Szony	-0-	-0-	225,000	25,000	$388,550	$26,500
David R. Wood	-0-	-0-	154,000	-0-	471,240	-0-

(1)	Determined by calculating the spread between the fair market value of our common stock on the date of exercise and the exercise price of the options.
(2)
Based on the closing sales price of our common stock ($3.06) on Nasdaq on June 30, 2002, minus the exercise price of the in-the-money option, multiplied by the number of shares to which the in-the-money option relates.

Employment and Other Arrangements

Mr. Ferenc B. Szony entered into a two-year employment agreement on December 15, 1998, as amended on December 15, 1999, pursuant to which Mr. Szony agreed to serve as President and Chief Executive Officer of the Company. The term of the agreement is automatically renewed each December 15 for an additional one year period without notice of nonrenewal to the contrary. Under the terms of the agreement, Mr. Szony is paid a base salary of $370,000 per annum, to be reviewed and adjusted annually by the Board of Directors, but not lower than $370,000. Mr. Szony is also eligible to receive an annual bonus of 40% of his base salary pursuant to the Company’s bonus program which provides for bonuses up to 200% of the base bonus amount in the event certain financial performance goals are achieved.

The agreement with Mr. Szony also provides that if Mr. Szony’s employment with the Company is terminated by the Company for any reason other than for cause or for termination/change in control (as defined in the employment agreement), compensation and benefits pursuant to the agreement shall continue for the remaining term of the agreement. In the event of termination due to total disability, all compensation and benefits shall continue for twelve months following such termination.

On January 3, 2001, Mr. Szony entered into an executive bonus agreement whereby Mr. Szony received a $228,159 bonus on December 15, 2001 and shall receive a bonus of the same amount on December 15, 2002. Such payment of bonuses is contingent on the continued employment of Mr. Szony by the Company on the dates the bonuses are payable.

The Company also entered into an agreement with Mr. David R. Wood, dated January 9, 2000, pursuant to which Mr. Wood served as Executive Vice President and Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Wood was paid a base salary of $170,000 per annum. Mr. Wood was also eligible to receive an annual bonus of 30% of his base salary pursuant to the Company’s bonus program which provides for bonuses up to 200% of the base bonus amount in the event certain financial performance goals are achieved. In addition, Mr. Wood received incentive stock options to purchase 10,000 shares of our common stock, which vested equally over two years, pursuant to the Company’s Amended and Restated Stock Option Plan for Executive and Key Employees.

Mr. Wood resigned as an officer and director of the Company in August 2002. Mr. Wood was hired by the Company as a consultant to the board of directors until March 2003. Mr. Wood will be compensated $7,000 per month during this time period as well as six months of compensation and benefits at the same rate and under the same terms as his employment agreement discussed above.

The Audit Committee and Executive Compensation Reports that follow will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates same by reference.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of Nasdaq. The Audit Committee reviews and approves the Audit Committee Charter annually following the Annual Stockholders’ Meeting or at such other times as deemed appropriate by the Audit Committee.

As set forth in more detail in the charter, the Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities and its primary duties fall into three broad categories which are to:

1.    Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems.

2.    Review and appraise the audit efforts of the Company’s independent auditor and internal auditing department.

3.    Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department and the Board of Directors.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent auditor to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. The Audit Committee’s review included discussion with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Finally, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the independent auditor.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in the matters involving auditing or accounting. In the performance of their duties, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by the independent auditor.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the SEC.

Submitted on August 20, 2002, by the members of the Audit Committee of the Board of Directors.

Jon N. Bengston Louis J. Phillips Larry Tuntland

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees.    Audit fees billed to the Company by Deloitte & Touche LLP with respect to the Fiscal 2002 financial statements were $71,000.

Financial Information Systems Design and Implementation Fees.    No services were performed by, or fees incurred to, Deloitte & Touche LLP in connection with financial information systems design and implementation projects for Fiscal 2002.

All Other Fees.    All other fees billed by Deloitte & Touche LLP with respect to Fiscal 2002 were $16,620 and were related to reviewing our filings with the Securities and Exchange Commission and the audit of our 401(k) Plan. The Audit Committee believes that the provision of services rendered under “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining Deloitte & Touche LLP’s independence.

EXECUTIVE COMPENSATION REPORT

General

The Compensation Committee of the Board of Directors, whose present members are Pete Cladianos, Jr., Katherene Latham and Larry Tuntland, is empowered, pursuant to the Company’s Bylaws, to determine the compensation of all executive officers other than the Chairman of the Board, the President and the Executive Vice Presidents.

In order to comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, a Stock Option Committee has been appointed whose duties are to grant stock options and to administer the Company’s Amended and Restated Stock Option Plan for Executive and Key Employees. The Stock Option Committee, whose present members are Louis J. Phillips, Jon N. Bengtson and Larry Tuntland, is composed of non-employee directors within the meaning of Rule 16b-3.

Compensation for the Chairman and Vice Chairman of the Board, the President and the Executive Vice Presidents is reviewed and established, from time to time, by the Board of Directors. Executive Officers do not participate in any Board decision relative their respective compensation.

The Company’s executive compensation policy and philosophy is multifaceted. Our compensation program seeks to:

•	provide salaries that are competitive in the marketplace and designed to attract and retain highly-qualified executives;

•	closely link certain compensation received by individuals to the performance of the Company and, in certain instances, the achievement of individual goals; and

•	establish motivational incentives by providing the executive with a financial interest in the success of the Company similar to the interests of the Company’s shareholders.

Consistent with our philosophy, the Company’s current compensation plan involves a combination of:

•	salary and bonuses, to reward short-term performance, and

•	grants of stock options, to encourage and reward longer-term performance.

The key performance criterion in determining bonus payments is the level of income from operations attained by the Company. Appropriate adjustments are considered, from time to time, to take into account market conditions and other factors impacting the Company’s performance. The management responsibilities of the Company’s executives and individual performances are also given significant consideration.

The Company’s primary long-term incentive program consists of granting stock options to encourage achievement of long-term goals and objectives consistent with results that benefit our shareholders. These objectives include:

•	operating profitability,

•	earnings per share growth,

•	return on invested capital, and

•	return on shareholders’ equity.

In addition, in determining stock option grants, the Stock Option Committee takes into account such other factors as it deems appropriate to a determination of the individual optionee’s value to the Company and his potential contribution to its long-term success. The Stock Option Committee issues all stock options at exercise prices of not less than the market value of the Company’s Common Stock on the date of grant, ensuring that any value derived from such options will depend on subsequent increases in share value realized by our shareholders in general.

The Revenue Reconciliation Act of 1993, enacted August 10, 1993, amended the Internal Revenue Code of 1986 (the “Code”) and included a provision (Section 162(m) of the Code) which denies a deduction to any publicly held corporation for compensation paid to any “covered employee” (which are defined as the Chief Executive Officer and the Company’s other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which constitutes “performance based compensation” is excludable in applying the $1 million limit. Although the present compensation paid to any “covered employee” by the Company is presently less than the $1 million limit, it is the Company’s policy to qualify future compensation paid to its top executives to maximize the Company’s income tax deductions to the extent that so qualifying the compensation is not inconsistent with the Company’s fundamental compensation policies. Our Amended and Restated Stock Option Plan for Executive and Key Employees permits the Company, at its discretion, to grant options that qualify as performance-based compensation under Section 162(m) of the Code.

Compensation of the Chief Executive Officer

During the fiscal year ended June 30, 2002, the compensation of the Company’s Chief Executive Officer, Ferenc B. Szony, was a base salary of $370,000, pursuant to an employment agreement dated December 15, 1998 and amended on December 15, 1999. Under such agreement, Mr. Szony is also eligible to receive an annual base bonus of 40% of his base salary in the event the Company attains certain levels of successful operating results which may be increased by up to 200% by the Company attaining certain higher levels of operating results. In fiscal 2002, Mr. Szony did not earn a performance bonus as the Company did not reach specified financial results. Further, the Company entered into an agreement in fiscal 2001 to compensate Mr. Szony in the amount of $228,159 on each of December 15, 2001 and 2002. Such agreement requires Mr. Szony to be in the employ of the Company on such dates.

This report on Executive Compensation was submitted on August 20, 2002.

Compensation Committee	Stock Option Committee	Board of Directors
Pete Cladianos, Jr.	Jon N. Bengtson	Jon N. Bengtson
Katherene Latham	Louis J. Phillips	Pete Cladianos, Jr.
Larry Tuntland	Larry Tuntland	Pete Cladianos III
David Grundy
Katherene Latham
Louis J. Phillips
Ferenc B. Szony
Larry Tuntland

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors is responsible for the compensation policies of the Company with respect to its current executive officers. All of the members of the Board, except Messrs. Bengtson, Phillips, Tuntland and Grundy, are employees of the Company. Mr. Bengston was an employee of the Company from January 1996 to January 1998. No member of the Board participates in the determination of his or her own compensation.

During fiscal 2002, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation Committee.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total shareholder return of the Company’s common stock during the previous five years in comparison to the cumulative total return on the NASDAQ Stock Market-U.S. Index and the Dow Jones Casinos index. The comparisons are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

Comparison of Five Year Cumulative Total Return*
Among the Sands Regent, the Nasdaq Stock Market (U.S.) Index
and the Dow Jones Casinos Index

*	$100 invested on June 30, 1997 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “Commission”) and the Nasdaq Stock Market. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such forms received by us with respect to fiscal 2002, or representations from certain reporting persons, the Insiders complied with all Section 16(a) filing requirements.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent auditors of the Company for the year ended June 30, 2002 and has been selected to serve as independent audits for the year ending June 30, 2003. The independent auditors will have a representative at the meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

If a shareholder proposes to present a proposal at our 2003 Annual Meeting, the proposal must be received by the Secretary of the Company no later than June 2, 2003. Proposals should comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, be addressed to the attention of Pete Cladianos III, Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada, 89501, and should be sent Certified Mail — Return Receipt Requested. The Company expects to hold the 2003 Annual Meeting of Shareholders on November 3, 2003.

If a shareholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2003 Annual Meeting or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before August 19, 2003. If the notice is not received by August 19, 2003, it will be considered untimely under Rule 14a-4(c)(1) of the SEC’s proxy rules, and we will have discretionary voting authority under proxies solicited for the 2003 Annual Meeting with respect to such proposal, if presented at the meeting.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors know of no other matters, other than those described above, which will be presented for action at the meeting. If any other matters properly come before the meeting, or any adjournment or postponement of the meeting, the people voting the management proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors,

Pete Cladianos III Secretary

Reno, Nevada
September 30, 2001

REVOCABLE PROXY

THE SANDS REGENT

ANNUAL MEETING OF SHAREHOLDERS—NOVEMBER 4, 2002
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Ferenc B. Szony and Rob Medeiros, or either of them, with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned to vote all of the shares of capital stock of The Sands Regent, that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Sands Regent, and at any adjournment or postponement thereof, upon the matters described in the Proxy Statement, for the meeting to be held on November 4, 2002, as follows:

(continued on reverse side)

DETACH PROXY CARD HERE

1.	ELECTION OF DIRECTORS: Nominees: Pete Cladianos,Jr., Pete Cladianos III and Katherene Latham, each for a three (3) year term.

VOTE FOR all nominees listed above, except vote withheld from the following (if any):	☐	VOTE WITHHELD from all nominees.	☐

2.	In their discretion on any other matter that may properly come before the meeting or any adjournments thereof.

FOR        ☐                AGAINST         ☐                ABSTAIN        ☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR ITEM (2).

Please check your mailing address as shown on this Revocable Proxy. If it is inaccurate, please correct your address in the space provided below.

Dated: , 2002
ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK	Signature(s)
Signature(s)

Please date this Revocable Proxy and sign exactly as your name appears on your stock certificate. If signing as a fiduciary, please give your full title.

PLEASE: MARK, SIGN, DATE AND RETURN THIS REVOCABLE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please Detach Here
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope